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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of September 30, 2000, between AMBAR DRILLING FLUIDS LP, LLLP, a Delaware registered limited liability limited partnership ("Purchaser"), an indirect wholly-owned subsidiary of PATTERSON ENERGY, INC., a Delaware corporation ("PEC"), and AMBAR, INC., a Delaware corporation ("Seller").

WITNESSETH:

         WHEREAS, Seller, through its Fluid Services Division, is engaged in the business of providing drilling and completion fluids to Gulf of Mexico and Gulf Coast regional oil and gas producers and is operated out of the locations described on Schedule A (the "Business"); and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the assets relating to the Business, and in connection therewith and as additional consideration therefor, Purchaser is willing to assume certain liabilities of Seller, all upon the terms and subject to the conditions set forth in this Agreement (the purchase of such assets and the assumption of such liabilities herein referred to as the "Transaction");

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                           Sale and Purchase of Assets

         1.1 Assets to Be Sold. Upon the terms and subject to the conditions of this Agreement, Seller will sell, assign, transfer, convey and deliver to Purchaser and Purchaser will purchase from Seller all right, title and interest of Seller in and to all assets of Seller used in the Business and owned by the Seller on the Effective Time including, but not limited to, the following assets of Seller (collectively, the "Purchased Assets") with such additions or deletions in the ordinary course of business and as permitted by this Agreement between the Effective Time or the date indicated on such schedule, whichever is earlier, and the Closing Date:

                  (a) the machinery, equipment, parts and vehicles used in the Business and listed on Schedule 1.1(a) attached hereto;

                  (b) the automobiles, trucks and other vehicles and rolling stock used in the transportation segment of the Business and listed on
         Schedule 1.1(b) attached hereto;

                  (c) the leasehold interests in the facility leases listed on
         Schedule 1.1(c) attached hereto (collectively, the "Real Estate Leases"), subject to the lease agreement(s) relating thereto;

                  (d) the leasehold improvements listed on Schedule 1.1(d) attached hereto;

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                  (e) the intellectual property used in connection with or
         relating to the Business (collectively, the "Intellectual Property") including, without limitation, those items listed on Schedule 1.1(e) attached hereto and the following:

                           (i) all trade names used by Seller in connection with
                  the Business and all registrations therefor;

                           (ii) all trademarks and service marks listed on
                  Schedule 1.1(e)(ii) used by Seller in connection with the Business and all worldwide registrations therefor, together with all goodwill associated therewith, the same to be held and enjoyed by Purchaser for its own use, and for its successors and assigns, as fully and entirely as the same would have been held by Seller, their successors and assigns, had a sale not have been made; and all claims for damages by reason of past infringement of said trademarks and service marks, with the right to sue for and collect the same for Purchaser's own use and benefit and for the use by and on behalf of its successors, assigns, or other legal representatives; so long as it does not incur any additional cost, Seller agrees to cooperate with Purchaser to cause the recordation of the assignment of said trademarks and service marks with the appropriate governmental authorities and to do or cause to be done all other things or acts necessary for Purchaser to enjoy the full benefits of the assignment of said trademarks and service marks;

                           (iii) all domain name registrations held by Seller in
                  connection with the Business listed on Schedule 1.1(e)(iii); so long as it does not incur any additional cost, Seller agrees to cooperate with Purchaser to cause the assignment of said domain name registrations with the relevant registrars and to do or cause to be done all other things or acts necessary for Purchaser to enjoy the full benefits of the assignment of said domain names;

                           (iv) all copyrights held by Seller in connection with
                  the Business and all registrations therefor, including, without limitation, the copyrights for all marketing materials and sales materials used or created in connection with the Business, whether such materials are fixed in traditional or electronic formats;

                           (v) any and all worldwide patents and patent
                  applications owned by Seller in connection with the Business; notwithstanding the foregoing, Seller represents that it owns no such patents or patent applications;

                           (vi) all proprietary information and trade secrets
                  (e.g., information excluding Corporate Information, formulas, patterns, compilations, program devices, methods, techniques or processes) used or created in connection with the Business; and



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                           (vii) all telephone numbers used in connection with
                  and generated from the Business and all telephone book and directory listings therefor listed on Schedule 1.1(e)(vii), and excluding Ramba Telephone Numbers.

                  (f) the inventory used in the Business and listed on Schedule 1.1(f) attached hereto;

                  (g) the accounts receivable (including those for work completed at the Effective Time, but not billed) listed on Schedule 1.1(g) attached hereto and all accounts receivable generated after the date of such schedule (collectively the "Accounts Receivable");

                  (h) to the extent assignable by Seller, the outstanding contracts, pricing agreements, master service agreements, vendor/supply agreements and purchase orders generated from the Business and listed on Schedule 1.1(h) attached hereto and any and all ancillary schedules and agreements thereto (collectively, the "Contracts");

                  (i) the real property listed on Schedule 1.1(i) attached hereto, together with all buildings and improvements thereon, and all rights of Seller in any easements, rights-of-way, privileges, licenses or other interests related thereto (collectively, the "Real Property"), subject to the Permitted Encumbrances as defined in Section 3.3 herein;

                  (j) to the extent assignable by Seller, the leasehold interests in the equipment and vehicle leases (the "Personal Property Leases") used in the Business and listed on Schedule1.1(j) attached hereto;

                  (k) the prepaid accounts and prepaid expenses relating to the Business and listed on Schedule 1.1(k) attached hereto;

                  (l) the rights of Seller in any outstanding warranties of contractors, subcontractors, maintenance and servicing companies relating to the repair, maintenance, servicing or renovation of the Purchased Assets (the "Warranties");

                  (m) all office furniture located at Two Greenspoint Plaza, 16825 Northchase Drive, Suite 1500, Houston, Texas, excluding Ramba Office Furniture (to be picked-up on or before October 25, 2000);

                  (n) all software, including without limitation, software and programs utilized by Seller for accounting functions and related computer hardware, specifically Seller's AS400 hardware and related components; and

                  (o) all accounting records and supporting documentation located at the locations described in Schedule A plus records in the Houston corporate office for Accounts Receivable, Inventory, Prepaid Fixed Assets, Accounts Payable and Accruals whether kept electronically or otherwise.


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         1.2 Excluded Assets. The Purchased Assets shall exclude the following assets of the Seller (collectively, the "Excluded Assets"):


                  (a) all of Seller's right, title and interest in and to properties and assets other than the Purchased Assets;

                  (b) all insurance policies and contracts maintained by Seller with respect to the Business and the Purchased Assets and all rights, claims and causes of action under such insurance policies and contracts;

                  (c) all claims and causes of action relating to the Purchased Assets or the Business and arising before the Effective Time, except for claims and causes of action arising out of the Accounts Receivable and the Warranties;

                  (d) the assets of any of Seller's employee benefit and medical plans;

                  (e) the assets listed on Schedule 1.2(e) attached hereto;

                  (f) all cash, cash equivalents and bank accounts of Seller;

                  (g) all general corporate information, including without limitation, information relating to all financial information not included in Section 1.1(o), taxes, corporate records, books and ledgers, lawsuits, employee files and other corporate matters (collectively, the "Corporate Information");

                  (h) the telephone numbers listed on Schedule 1.2(h) attached hereto (the "Ramba Telephone Numbers");

                  (i) the office furniture listed on Schedule 1.2(i) (the "Ramba Office Furniture").


                                   ARTICLE II
                                   Liabilities

         2.1 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume and shall agree to pay, perform and discharge the following liabilities (all such liabilities being the "Assumed Liabilities") of the Business; however, the term "Assumed Liabilities" expressly excludes any avoided or avoidable preferential transfer(s) as that term is defined in the bankruptcy code, and Purchaser shall not have any liability or obligation therefor:

                  (a) Purchaser agrees to make a one-time payment to the holder(s) of the accounts payable and accrued liabilities to the extent and in the amounts reflected on Schedule 2.1(a) attached hereto (collectively, the "Accounts Payable");


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                  (b) provided that the rights thereunder have been duly and effectively assigned to Purchaser, all obligations and liabilities of Seller arising out of, accruing or resulting from performance subsequent to the Closing Date under the Real Estate Leases listed in
         Schedule 1.1(c) attached hereto, and all obligations and liabilities of Seller arising in the ordinary course of business from the Effective Time through the Closing Date, arising out of or resulting from Seller's performance under the Real Estate Leases listed on Schedule 1.1(c) attached hereto;

                  (c) provided that the rights thereunder have been duly and effectively assigned to Purchaser, all obligations and liabilities of Seller arising out of, accruing or resulting from performance subsequent to the Closing Date under the Personal Property Leases listed in Schedule 1.1(j) attached hereto, and all obligations and liabilities of Seller arising in the ordinary course of business from the Effective Time through the Closing Date, arising out of or resulting from Seller's performance under the Personal Property Leases listed on Schedule 1.1(j) attached hereto;

                  (d) provided that the rights thereunder have been duly and effectively assigned to Purchaser, all obligations and liabilities of Seller arising out of, accruing or resulting from performance subsequent to the Closing Date under the Contracts listed in Schedule 1.1(h) attached hereto, and all obligations and liabilities of Seller arising in the ordinary course of business from the Effective Time through the Closing Date, arising out of or resulting from Seller's performance under the Contracts listed on Schedule 1.1(h) attached hereto;

                  (e) all obligations and liabilities relating to the ownership or operation of the Purchased Assets or the conduct of the Business arising out of, accruing or resulting from an event, act or occurrence occurring after the Closing Date, including without limitation, real and personal property taxes; and all obligations and liabilities of Seller relating to the ownership or operation of the Purchased Assets in the ordinary course of business or the conduct of the Business arising out of or resulting from an event, act or occurrence arising in the ordinary course of business from the Effective Time through the Closing Date; and

                  (f) Seller's obligation to such employees for accrued vacation as listed on Schedule 2.1(f), provided that an employee accepts an offer of employment extended by Purchaser and provided further, that such employee begins such employment.

         2.2 Excluded Liabilities. Purchaser is not assuming any liability of Seller, other than the Assumed Liabilities, including without limitation the following (the "Excluded Liabilities"):


                  (a) all obligations and liabilities of Seller arising out of or resulting from performance under the Real Estate Leases, the Personal Property Leases and the Contracts prior to the Effective Time, and all obligations and liabilities of Seller not arising in the ordinary course of business arising out of or resulting from performance under the Real Estate Leases, the Personal Property Leases and the Contracts from the Effective Time through the Closing Date;


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                  (b) all obligations and liabilities relating to the ownership or operation of the Purchased Assets or the conduct of the Business arising out of or resulting from an event, act or occurrence before the Effective Time, and all obligations and liabilities relating to the ownership or operation of the Purchased Assets or the conduct of the Business arising out of or resulting from an event, act or occurrence not arising in the ordinary course of business from the Effective Time through the Closing Date; and

                  (c) any Taxes (defined herein) accruing or accrued on or before the Effective Time.

                  (d) all Seller's obligations for accrued vacation to any employees not listed on Schedule 2.1(f) or who are so listed but decline to accept employment with Purchaser or who fail to begin such employment after the Closing.

                                   ARTICLE III
                           Title to the Real Property

         3.1 Commitment for Title Insurance. Within five days before the Closing Date, Stewart Title Company (the "Title Company") shall have delivered to Purchaser and Seller title commitments (the "Title Commitments") covering the Real Property and showing all matters affecting title to same, and binding the Title Company to issue to Purchaser at Closing an owner's policy of title insurance for each of the Real Properties in the amounts designated by Purchaser. One-half of the cost of obtaining the Title Commitments shall be borne by the Seller and the other half of such cost shall be borne by the Purchaser. In no event shall Seller's portion of such cost exceed $5,000.00.

         3.2 Title Review Period. Purchaser shall have three (3) business days (the "Title Review Period") after the receipt of the Title Commitments for each of the Real Properties, and copies of all instruments referred to therein, to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment; provided, however, that Purchaser shall not be entitled to object to any Permitted Exception described in paragraphs (a) through (c) of Section 3.3 hereof. In the event Purchaser shall notify Seller of objections to title prior to the expiration of the Title Review Period, Seller shall have five (5) days after receipt of notification of such objections (the "Cure Period"), within which Seller may, but shall not be obligated to cure or remove such objections. If Seller fails either to cure or remove such objections to the reasonable satisfaction of the Title Company prior to the expiration of the Cure Period, Purchaser shall have two (2) days after the earlier of the expiration of the Cure Period or written notice from Seller stating Seller will not cure such objections (the "Election Period") in which either to terminate this Agreement by written notice to Seller or to waive such objections and accept such title as Seller is able to convey without any reduction in the Purchase Price. Failure of Purchaser to send written notice of the election available to it pursuant to the preceding sentence on or before the expiration of the Election Period shall be deemed an election by Purchaser to waive its objections and accept such title as Seller is able to convey without any reduction in the Purchase Price. Any item contained in the Title Commitment to which



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Purchaser does not object during the Title Review Period, or waives its objections, shall be deemed a Permitted Exception.

         3.3 Title Conveyed Subject to Certain Matters. Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, which shall be deemed to be permitted exceptions to title (the "Permitted Encumbrances"):

                  (a) Building restrictions and zoning regulations heretofore or hereafter adopted by any municipal or other public authority relating to the Real Property, or other regulations or laws, if any, now or hereafter in effect with respect to the Real Property;

                  (b) Rights, if any, relating to the construction and maintenance, in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or across the premises; and any consents prior to the date hereof by Seller or any former owner of the premises in connection with any public utility for the erection of any structure or structures on, under or above any street or streets on which the premises may abut;

                  (c) All liens for real estate taxes on the Real Property for the year 2000 which are not yet due and payable at the time of Closing; and

                  (d) Any matters reflected on the Title Commitment and not objected to by Purchaser in accordance with Section 3.2 hereof.

                                   ARTICLE IV
                                     Closing

         4.1 Closing. The sale and purchase of the Purchased Assets contemplated by this Agreement shall take place at a closing (the "Closing") in the offices of Baker & Hostetler LLP, 1000 Louisiana, Suite 2000, Houston, Texas 77002, at 1:00 P.M. Central Standard time on the second business day following the day on which the last conditions set forth in Article X hereof shall have been fulfilled or waived or at such other time and place as Purchaser and Seller shall agree (the "Closing Date"), and shall be deemed to be effective August 31, 2000, at 11:59 p.m. (such time being the "Effective Time").

         4.2 Purchase Consideration. The consideration payable by Purchaser to Seller for the Purchased Assets shall be $15.6 million to reflect the fair market value as of the Effective Date as adjusted pursuant to Section 4.3 and as additional consideration the Assumed Liabilities pursuant to the terms set forth herein. (the Consideration").

         4.3 Working Capital Adjustment. At Closing Seller shall credit Purchaser $4,038,000 as an estimated working capital adjustment from August 31 until Closing (the "Estimated Adjustment"). Within ten (10) business days of Closing Date, the Seller will present a profit and loss statement and closing balance sheet which record the fluids division accounting activity from August 31 until closing. These reports will be used to calculate an actual Closing accounting adjustment (the "Calculation"). The Calculation shall be equal to:
(a) Seller's


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EBITA (determined consistent with the past practice of June, July and August of
2000) for the period August 31 to closing; (b) minus a fixed expense charge for September of $125,000.00; and (c) plus a decrease in working capital at Closing versus August 31. Working capital at Closing will be equal to accounts receivable plus inventory plus prepaid expenses minus accounts payable minus accrued expenses each determined consistent with the past practice of July, 2000 and August, 2000. Working capital at August 31 is calculated in Exhibit A. The Calculation less the Estimated Adjustment shall equal the final adjustment (the "Final Adjustment'). A positive Final Adjustment is payable to Purchaser by Seller and a negative Final Adjustment is payable to Seller by Purchaser. Purchaser will have five (5) business days to review the Final Adjustment and to note its agreement or adjustment. Whichever party owes the other based on the Final Adjustment will make such payment within five (5) business days thereafter. In the event of a dispute regarding the Final Adjustment, the parties will endeavor to resolve the dispute themselves. If the dispute continues, the parties will jointly select a third party to review the Final Adjustment and to present their findings which will be binding on the parties.

                                    ARTICLE V
                     Seller's Representations and Warranties

         In order to induce Purchaser to enter into this Agreement, Seller hereby warrants and represents to Purchaser as follows:

         5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is in good standing and qualified to conduct business in the states of Texas and Louisiana. The Business is owned and operated directly by Seller.

         5.2 Authority; Non-Contravention. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller and its shareholders. No filing or registration with, or authorization, consent or approval of, any Governmental Entity (defined below) is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or is necessary for the consummation by Seller of the Transaction, except for such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Improvements Act"). For purposes of this Agreement, "Government Entity" means any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal.

         5.3 Binding Agreement. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller, and this Agreement constitutes legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.


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         5.4 No Violation. Except as set forth on Schedule 5.4, neither the execution and delivery by Seller of this Agreement nor the performance by Seller of its obligations hereunder and thereunder nor the consummation of the Transaction will (a) violate or breach the terms of or cause a default under (i) any law, regulation or order of any governmental authority applicable to Seller,
(ii) the articles of incorporation or bylaws of Seller, or (iii) any contract or agreement to which Seller is a party or by which it or any of its properties or assets is bound; or (b) with the passage of time, the giving of notice or the taking of any action by a third person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section (other than clause (ii) hereof) that could not reasonably be expected to have a Material Adverse Effect on Seller. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is or, so far as can reasonably be determined, likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of its subsidiaries taken as a whole of Seller or Purchaser, as the case may be.

         5.5 Labor Matters. (i) Seller is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of Seller, threatened with regard to employees of Seller; (iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge (as hereinafter defined) of Seller, threatened against Seller; (iv) as of the date hereof, no representation question exists nor, to the knowledge of Seller, are there any campaigns being conducted to solicit cards from the employees of Seller to authorize representation by a labor organization; and (v) Seller is not party to, or is not otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of Seller. For purposes of this Agreement, the term "knowledge" when used in relation to Seller means, with respect to any matter, the actual knowledge of the executive officers listed on Schedule 5.5 attached hereto ("Executive Officers"), after due and diligent inquiry of the individuals who are reasonably believed to have knowledge of such matter

         5.6 Legal Proceedings. Except as set forth in Schedule 5.6 as of the date thereof, there is no litigation at law or in equity, no arbitration proceeding and no proceeding or investigation before or by any commission, agency or other administrative or regulatory body or authority pending, or to the knowledge of Seller, threatened against and affecting the Business or the Purchased Assets or challenging the validity or propriety of the Transaction. Seller has no knowledge of any basis for any such litigation, proceeding or investigation.

         5.7 Title to Purchased Assets. Seller has or will have at Closing good and marketable title to and possession of the Purchased Assets, free and clear of all Liens except for Permitted Encumbrances in the case of the Real Property, for the encumbrances described in Sections 3.3(a), (b) and (c) hereof in the case of the Real Estate Leases, and for any other encumbrances listed on
Schedule 5.7 hereto. For purposes of this Agreement, "Liens" mean liens, mortgages, deeds of trust, pledges, security interests, encumbrances, claims or charges of any kind.


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         5.8 No Material Adverse Change. Except as set forth in Schedule 5.8, there has not been any loss, destruction, cancellation, revocation or termination outside the normal course of business including normal wear and tear, of any of the Purchase Assets listed on the Schedules attached hereto which would cause a Material Adverse Change to the Business since the Effective Time.

         5.9 Accounts Receivable. Set forth in Schedule 5.9 is a complete and accurate description of the Accounts Receivable of Seller as of the Effective Time relating to the Business as reflected in Schedule 1.1(g), together with an accurate aging of those accounts. Except as set forth in Schedule 5.9, Seller has no knowledge that such accounts or any accounts receivable of Seller since that date are not collectible in full.

         5.10 Purchased Assets. The Schedules referenced in Section 1.1 contain a complete listing and scheduling in all material respects of all of the assets, contracts, etc. owned or used by Seller in the Business at the Effective Time. There has been no material change in the items contained on such schedules since that date other than the items listed in Schedules 1.1(f), 1.1(g) and 1.1(h).

         5.11 No Defaults. Except as set forth in Schedule 5.11, Seller is not in default in any material obligation or covenant on its part to be performed under any Real Estate Lease, Contract, or Personal Property Lease and to the knowledge of Seller, no breach, default or condition (which condition, with notice or the passage of time or both, could become a breach or a default, or result in termination) exists with respect to any such Real Estate Lease, Contract, or Personal Property Lease.

         5.12 Records. The minute books of Seller are complete and correct in all material respects, and record all transactions required to be set forth concerning all proceedings, consents, actions and meetings of the stockholders and the Board of Directors of Seller.

         5.13 Environmental Matters.


                  (a) Except as set forth in Schedule 5.13 and except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on Seller, Seller has no knowledge that:

                           (i) Seller has not held or has not complied with and
                  has not been in compliance with for the last three years, all Environmental Permits, and is not otherwise in substantial compliance and has not been in substantial compliance for the last three years with, all applicable Environmental Laws and there is any condition that is reasonably likely to prevent or materially interfere prior to the Effective Time with compliance by Seller with Environmental Laws;

                           (ii) any modification, revocation, reissuance,
                  alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit required in connection with the execution or delivery of this Agreement or the consummation by Seller of the Transactions or the operation of the Business on the date of the Closing;


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                           (iii) Seller has received any Environmental Claim in
                  respect of the Business, or that any Environmental Claim has been threatened against Seller in respect of the Business;

                           (iv) there are any circumstances that are reasonably
                  likely to give rise to liability under any agreements with any person pursuant to which Seller would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; or

                           (v) there are any other current circumstances or
                  conditions in effect that are reasonably likely to give rise to liability of Seller in respect of the Business under any Environmental Laws.

                  (b) For purposes of this Agreement, the terms below shall have the following meanings:

                  "Environmental Claim" means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to Seller asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location,
                  (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities of Seller under any Environmental Law.

                  "Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for Seller to conduct the operations of the Business as presently conducted.

                  "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution or protection of the environment, to the extent and in the form that such exist at the date hereof.

         5.14 No Environmental Representations. Except as expressly provided herein, Seller has not, does not and will not make any representations or warranties with regard to compliance with any environmental protection, pollution or land use or other environmental laws, rules, regulations, orders or requirements including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous waste or substance.

         5.15 Employees. There are not more than approximately 190 employees employed in the Business.

         5.16 Disclaimer of Other Representations and Warranties. Except as expressly provided in this Agreement or the Ancillary Agreements, to the maximum extent permitted by law, Purchaser is purchasing the Purchased Assets in "as is" condition "with all faults" and specifically and expressly without any warranties, representations or guarantees of any kind, oral or written, express or implied, from or on behalf of Seller concerning the Purchased Assets.

         Except as expressly provided herein, and to the maximum extent permitted by law, Seller has not, does not and will not make any representations, warranties or guaranties, of any kind, oral or written, express or implied, concerning the Purchased Assets, including, without limitation (i) the condition, merchantability, habitability or profitability thereof, (ii) the suitability or fitness for a particular use or purpose of the Purchased Assets, and (iii) the collectability or enforcement of any of the accounts receivable.

         5.17 Taxes.

                  (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any tax return) have been paid. Seller currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which any the Seller's stockholders and the directors and officers (and employees responsible for Tax matters) of Seller has knowledge based upon personal contact with any agent of such authority. Schedule 5.17 lists all federal, state, local, and foreign income Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 1994.

                  (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) The unpaid Taxes of Seller (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

                  (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Seller is not a party to any Tax allocation or sharing agreement. Seller (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller) or (B) has any Liability for the Taxes of any Person (other than Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (g) For purposes of this Agreement, (a) "Code" means the Internal Revenue Code of 1986, as amended, (b) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer, severance or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (c) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                                   ARTICLE VI
                   Purchaser's Representations and Warranties

         In order to induce Seller to enter into this Agreement, Purchaser hereby warrants and represents to Seller as follows:

         6.1 Organization. Purchaser is a registered limited liability limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is in good standing and qualified to conduct business in the states of Texas and Louisiana.

         6.2 Authority; Non-Contravention. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or is necessary for the consummation by Purchaser of the Transaction, except for such filings and approvals as may be required under the Improvements Act.

         6.3 Binding Agreement. This Agreement has been duly executed and delivered by Purchaser, and this Agreement constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its respective terms.

         6.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement nor the performance by Purchaser of its obligations hereunder and thereunder nor the consummation of the Transaction will (a) violate or breach the terms of or cause a default under (i) any law, regulation or order of any governmental authority applicable to Purchaser, (ii) the charter documents of Purchaser, or (iii) any contract or agreement to which Purchaser is a party or by which it or any of its properties or assets is bound; or (b) with the passage of time, the giving of notice or the taking of any action by a third person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section (other than clause (ii) hereof) that could not reasonably be expected to have a Material Adverse Effect on Purchaser.

         6.5 Financial Wherewithal. Purchaser is financially capable and properly capitalized to meet the obligations required by Purchaser in this Agreement, including without limitation, the assumption of the Assumed Liabilities.

                                  ARTICLE VII
                Mutual Representations, Warranties and Covenants

         7.1 Cooperation and Assistance. Each party hereto shall use commercially reasonable efforts to assist the other party in connection with matters relating to the Purchased Assets and the Business at any time after the Closing, including without limitation matters regarding work completed but not billed as of the Effective Time, by making available all books and records relating to and all employees having knowledge of the matters concerned, and assisting with the transfer of any deposits or prepaid amounts; provided, however, that the out-of-pocket costs for such assistance shall be paid by the requesting party.

         7.2 Correspondence and Payment. Seller shall remit to Purchaser immediately following receipt thereof any correspondence in respect of or relating to the Purchased Assets, the Assumed Liabilities or the Business. Purchaser shall remit to Seller promptly following receipt thereof any correspondence in respect of or relating to the Excluded Assets or the Excluded Liabilities. On and after the Closing, (i) Seller shall remit or cause to be remitted to Purchaser immediately following receipt thereof any payments in respect of or relating to the Purchased Assets or the Assumed Liabilities, including without limitation, payments of any Accounts Receivable; and (ii) Purchaser shall remit or cause to be remitted to Seller promptly following receipt thereof any payments in respect of or relating to the Excluded Assets or the Excluded Liabilities.

         7.3 Expenses. Each party hereto shall pay its own costs, expenses and attorneys' fees (including, without limitation, the fees and expenses of any broker, finder, investment advisor, investment banker or other professional advisor) incurred in connection with the preparation, negotiation and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereunder. Seller shall be exclusively responsible for paying the fees and expenses of The PWS Group, Inc.

         7.4 Brokers. Seller and Purchaser hereby represent and warrant each to the other that neither has contacted or dealt with any broker, agent, dealer, finder or other party in connection with this transaction, by whom any brokerage, commission or other fees may be claimed, asserted, due or payable with respect to the transaction contemplated by this Agreement, except with respect to the Seller's agreement with the PWS Group, Inc.

         7.5 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, Purchaser and Seller will consult each other, and will undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market.

         7.6 Taxes. Except as provided in Section 7.8, Seller agrees to pay any and all Taxes due with respect to the Transaction.


         7.7 Assessments and Other Charges. Seller and Purchaser agree that all accrued and accruing rents, water and service charges, special assessments and common interest charges relating to the Real Estate Leases not otherwise accounted for in the Accrued Liabilities shall be prorated between Seller and Purchaser to the Effective Time.

         7.8 Personal Property Taxes. Seller and Purchaser agree that general personal property taxes based on the notices of proposed assessment for ad valorem taxes for the year of Closing not otherwise accounted for in the Accrued Liabilities shall be prorated between Seller and Purchaser to the Effective Time. If such notices of proposed assessment are not available at the time of Closing, the parties hereby agree that the proration of such personal property taxes, based on such notices of proposed assessment, shall be made promptly upon receipt of such notices. Such prorations shall be final.

         7.9 Access to Information.

                  (a) Seller shall afford to Purchaser, and to Purchaser's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during the period from the date of this Agreement through the date of Closing to all books, contracts, commitments and records relating to Seller and the Business and, during such period, Seller shall furnish promptly to Purchaser (i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws; and
         (ii) all other information concerning Seller and the Business as Purchaser may reasonably request. Except as required by law, Purchaser will hold, and will cause its affiliates, associates and representatives to hold, any non-public information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of Seller. In the event of termination of this Agreement for any reason, Purchaser shall promptly return or destroy all non-public documents so obtained from Seller and any copies made of such documents for Purchaser. Purchaser shall not, and shall cause its affiliates, associates and representatives not to, use any non-public information regarding Seller in any way detrimental to Seller. No investigation pursuant to this Section shall affect any representation or warranty by Seller in this Agreement or any condition to the obligations of the Purchaser.

                  (b) After Closing, Purchaser shall allow Seller and Seller's accountants, counsel or other representatives reasonable access to all books, contracts, records, and information of Seller previously delivered to Purchaser.

         7.10 Name Change. At Closing, Seller shall file an amendment to its Articles of Incorporation changing its name from Ambar, Inc. to Ramba, Inc. and effective at the Closing Date shall cease using "Ambar" in respect of its name, etc. Notwithstanding the foregoing, Seller may use the name Ambar, Inc., as required by law, in connection with lawsuits and for regulatory filings.

         7.11 Employment. Purchaser agrees to make offers for employment to approximately 190 employees in the Business with employment terms as follows: same salary, same tenure for purposes of vacation, and otherwise same employment benefits as other drilling fluids field personnel employed by Lone Star Mud LP, LLLP, PEC's indirect wholly-owned drilling fluids subsidiary; provided that Purchaser will not assume any employment agreements (either oral or written) existing at the Closing Date between any of such employees and Seller.

         7.12 Accounting Hardware and Software. Purchaser agrees to take all action necessary, including without limitation, the payment of transfer fees, to transfer to Purchaser (i) the licenses for software and programs utilized by Seller for accounting functions and (ii) related hardware leases, specifically, Seller's AS400 hardware and related leased components (collectively, the "Accounting Licenses and Leases"). In addition, Purchaser agrees to maintain the Accounting Licenses and Leases for one year from the Closing Date, including the payment of all license and lease payments. Purchaser also agrees to allow Seller and Seller's accountants, counsel and other representatives reasonable access during normal business hours to the accounting system in Lafayette, Louisiana at no charge to Seller for a period of one year from the Closing Date.

         7.13 Lease Payments. In the event (i) a personal property lease or a real property lease is not duly and effectively assigned to Purchaser, and (ii) Purchaser is using the real or personal leased property (the "Leased Property"), the Purchaser agrees that it shall satisfy all lease obligations that become due after the Closing Date for so long as Purchaser uses the Leased Property. In addition, Purchaser agrees it shall give Seller ten (10) days prior written notice of the Purchaser's intent to cease using the Leased Property.

         7.14 Paid Tax Receipts. Purchaser shall provide Seller as soon as possible after payment with a copy of a tax receipt marked "Paid" by the taxing authority for each tax included in Assumed Liability.

                                  ARTICLE VIII
                                 Indemnification


         8.1 Letter of Credit. Seller shall put up a $500,000 Citibank, N.A. ("Citibank") letter of credit in the form attached as Exhibit B (the Letter of Credit") pursuant to which Citibank will have no right of offset. Seller's indemnification obligations pursuant to this Article shall be limited to the undrawn amount of the Letter of Credit. Purchaser may draw on the Letter of Credit to the extent that it suffers a Purchaser Loss indemnified against pursuant to Section 8.3. Prior to drawing on the Letter of Credit, Purchaser must provide Seller with ten (10) business days advance notice of the Purchaser Loss, including the monetary amount of the Purchaser Loss and all supporting documentation. If Seller does not object to such Purchaser Loss within such ten
(10) day period, then Purchaser may draw on the Letter of Credit for the amount of the Purchaser Loss stated in the notice. In the event Seller notifies Purchaser that Seller disputes the amount of the Purchaser Loss, then the parties shall attempt in good faith to resolve the dispute. If the parties cannot resolve the dispute within five (5) business days, then, notwithstanding
Section 12.4, on the business day following the expiration of such five (5) business day period, each party shall name a mediator and the two mediators so named shall select a mutually agreeable third mediator, who shall conduct a mediation to resolve the disputed Purchaser Loss. The mediation shall be held no later than five (5) business days after the third mediator has been selected. The mediation shall be held in Houston, Texas and each side shall pay one-half of the cost of the mediation. The decision of the mediators shall be final and shall be binding on Seller and Purchaser. Seller shall have no control over the Letter of Credit, and the Letter of Credit shall not be considered to be property of Seller.

         8.2 Termination. The indemnification provided for in this Article shall terminate and be of no further force and effect 150 days from the Closing Date, except as to any event set forth in Sections 8.3(i), (ii) or (iii) as to which written notice of claim of indemnification has been given to Seller prior to expiration of the 150 day period; or Sections 8.4(i), (ii), (iii) (iv) or (v) as to which written notice of claim of indemnification has been given to Purchaser prior to the 150 day period.

         8.3 Indemnification of the Purchaser. Seller shall defend, indemnify and hold harmless Purchaser, PEC and its respective officers, directors, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys fees) actually suffered or incurred by them (hereafter, the "Purchaser Loss" or "Purchaser Losses"), arising out of or resulting from (i) the breach of any representation or warranty of Seller set forth in this Agreement or the Ancillary Agreements; (ii) the failure of Seller to perform any covenant in this Agreement (including with respect to the payment of the Final Adjustment) or the Ancillary Agreements; and
(iii) the Excluded Liabilities. Except for any Loss arising out of or based on a fraudulent misrepresentation by Seller, Seller's total liability for all Losses asserted by the Purchaser Indemnified Parties shall not exceed the undrawn amount of the Letter of Credit. In addition, Seller shall have no liability with respect to any Losses which are covered by insurance, excluding any deductibles; or for any Losses for which a claim is not asserted in accordance with this Article within one hundred fifty (150) days after the Closing Date.

         8.4 Indemnification of Seller. Purchaser shall defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, successors and assigns (the "Seller Indemnified Parties") from and against any and all Losses arising out of or resulting from (i) the breach of any representation or warranty of Purchaser set forth in this Agreement or the Ancillary Agreements;
(ii) the failure of Purchaser to perform any covenant in this Agreement (including with respect to the payment of the Final Adjustment) or the Ancillary Agreements; (iii) the Assumed Liabilities; (iv) the use by Purchaser of any Seller trade names or trademarks as contemplated by Section 1.1(e); and (v) the operation of the Business by Purchaser following the Closing Date or Purchaser's ownership, operation or use of the Purchased Assets. Except for any Loss arising out of or based on a fraudulent misrepresentation by Purchaser, Purchaser's total liability for all Losses asserted by Seller Indemnified Parties shall not exceed a total of $500,000.

         8.5 Indemnification Notice. Any party seeking indemnification under this Article (an "Indemnified Party") shall give the party from whom the indemnification is being sought (an "Indemnifying Party") notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within twenty (20) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

         8.6 Third Party Claims. The obligations and liabilities of an Indemnifying Party under this Article with respect to Losses asserted against an Indemnified Party by a third party ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably satisfactory to the Indemnified Party). In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. Under no circumstances shall Purchaser be required or obligated under this Agreement to make any further or additional payments to the holder(s) of any Accounts Payable other than the one time payment to such holder(s) as specified in Section 2.1 of
Article II.

                                   ARTICLE IX
                    Covenants Relating to Conduct of Business

         9.1 Conduct of Business Pending the Transaction. During the period from the date of this Agreement through the Closing Date, Seller: (i) shall use all reasonable efforts to carry on the Business in the ordinary course and consistent with past practice and, to the extent consistent therewith and with the terms of this Agreement, use all reasonable efforts to keep available the services of its employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing drilling fluids operations shall be unimpaired at the date of Closing; (ii) shall not sell, lease, encumber, pledge or otherwise dispose of or agree to sell, lease, encumber, pledge or otherwise dispose of any of the Purchased Assets except in the ordinary course of business consistent with past practice; and (iii) shall continue to account for the operations of the Business within its own books of account in accordance with its customary accounting practices until the routine accounting functions are transferred to the Purchaser on the Closing Date. All revenue and expenses of the Business after the Effective Time shall be the sole property and obligation of Purchaser.

                                   ARTICLE X
                    Conditions Precedent to the Transaction

         10.1 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligations of each party to effect the Transaction shall be subject to the fulfillment or waiver (where permissible) at or prior to the date of Closing of each of the following conditions:

                  (a) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Transaction or any of the other transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

                  (b) Improvements Act Waiting Period. The applicable waiting period under the Improvements Act shall have expired or been terminated.

         10.2 Conditions to Obligation of Seller to Effect the Transaction. The obligation of Seller to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions; provided that Seller may waive any of such conditions in its sole discretion:

                  (a) Performance of Obligations; Representations and Warranties. Purchaser shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing, each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the date of Closing as if made on and as of such date.

                  (b) Officer's Certificate. Purchaser shall have furnished to Seller a certificate, dated the Closing, certifying to the effect that to the best of the knowledge and belief of Purchaser the conditions set forth in Section 10.1 and 10.2(a) have been satisfied.

                  (c) Opinion of Baker & Hostetler LLP. Seller shall have received an opinion from Baker & Hostetler LLP, counsel to Purchaser, dated the date of Closing, substantially in the form attached hereto as Exhibit C. In rendering such opinion, counsel for Purchaser may rely as to matters of fact upon the representations of officers of Purchaser contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the laws of the United States of America and the State of Texas.

                  (d) Bill of Sale and Assignment. Purchaser shall have delivered an executed counterpart of the bill of sale, assignment and assumption agreement in the form attached hereto as Exhibit D (the "Bill of Sale").

                  (e) PEC Letter. PEC shall have delivered an executed letter in the form attached hereto as Exhibit E.


                  (f) Purchase Consideration. Purchaser shall have made payment pursuant to the Settlement Statement of the cash portion of the Consideration by wire transfer of immediately available funds to an account or accounts designated by Seller in the Settlement Statement.

                  (g) Settlement Statements, etc. Purchaser shall have delivered such affidavits and other documents as is customarily required by the Title Company and the Settlement Statement attached hereto as Exhibit "N"

                  (h) Guaranty Agreement. Purchaser shall have delivered and executed a Guaranty Agreement attached hereto as Exhibit M.

         10.3 Conditions to Obligations of Purchaser to Effect the Transaction. The obligations of Purchaser to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, provided that Purchaser may waive any such conditions in its sole discretion:

                  (a) Performance of Obligations; Representations and Warranties. Seller shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing and each of the respective representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date.

                  (b) Officers' Certificate. Seller shall have furnished to Purchaser a certificate, dated the Closing, certifying to the effect that to the best of the knowledge and belief of Seller, the conditions set forth in Section 10.1 and Section 10.3(a) have been satisfied.

                  (c) Employment Agreement; Non-Competition Agreement. The Employment Agreement and the Non-Competition Agreement in the respective forms attached hereto as Exhibits F-1 and F-2 shall have been executed and delivered to Purchaser by Ronald Brazzel.

                  (d) Opinion of General Counsel. Purchaser shall have received an opinion of counsel from Anthony D. Caridi, General Counsel to Seller, dated the Closing, substantially in the form attached hereto as Exhibit G. In rendering such opinion, counsel for Seller may rely as to matters of fact upon the representations of officers of Seller contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the laws of the United States of America and the State of Texas.

                  (e) Bill of Sale and Assignment. Seller shall have executed and delivered a counterpart of the Bill of Sale.

                  (f) Settlement Statements, etc. Seller shall have delivered such executed affidavits and other documents as are customarily required by the title company and the Settlement Statement attached hereto as Exhibit "N".

                  (g) Non-Competition Agreement-Seller. Seller shall have executed and delivered a counterpart of the Non-Competition Agreement in the form attached hereto as Exhibit H.


                  (h) Letter of Credit. Seller shall have established a letter of credit with Citibank attached hereto as Exhibit B, pursuant to which Purchaser may draw upon in the event that Purchaser makes a bona fide indemnification claim.

                  (i) Warranty Deeds. Seller shall have executed and delivered the Warranty Deeds covering the Real Property in the respective forms attached hereto as Exhibit I.

                  (j) Title Insurance. Purchaser shall have been issued the title commitments for title insurance on the Real Property.

                  (k) Titles. Seller shall have endorsed and delivered the title certificates to the vehicular rolling stock described on the various Schedules referenced in Section 1.1.

                  (l) Amendment to Articles of Incorporation. Seller shall have delivered to Purchaser a duly authorized and executed amendment to its Articles of Incorporation which shall be filed with the Secretary of State of the State of Delaware changing its name from "Ambar, Inc." to Ramba, Inc.

                  (m) Clean Title. Seller shall have delivered good and marketable title to the Purchased Assets, free and clear of all Liens, including, but not limited to, the Real Estate Leases and the improvements thereon, and any and all liens filed by Lampson International.

                  (n) Bankruptcy. Seller shall not be in Bankruptcy whether voluntary or involuntary.

                  (o) Consent of Debtors. Seller shall have delivered to Purchaser an agreement from Citibank in the form attached hereto as Exhibit K, and from the subordinated debtholders in the form attached hereto as Exhibit L.

                  (p) Payment to Greater Lafouche Port Commission. Payment of a $52,645.54 transfer penalty to the Greater Lafouche Port Commission has been made.

----------

         The closing documents referenced in Section 10.2 and 10.3 are collectively referred herein to the "Ancillary Agreements."

----------

                                   ARTICLE XI
                       Termination, Amendment and Waiver

         11.1 Termination. This Agreement may be terminated at any time prior to the date of Closing, whether before or after any approval by the stockholders of
Seller:

                  (a) by mutual written consent of Purchaser and Seller;

                  (b) by Purchaser if Seller shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Seller prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Seller of notice of such failure to comply;

                  (c) by Seller if Purchaser shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Purchaser prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Purchaser of notice of such failure to comply;

                  (d) by either Purchaser or Seller if (i) the Transaction has not been effected on or prior to the close of business on September 30, 2000; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Transaction to have occurred on or prior to the aforesaid date; or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (e) by either Purchaser or Seller if there has been (i) a material breach by the other of any representation or warranty that is not qualified as to materiality, or (ii) a breach by the other of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of notice of the breach.

         11.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller, as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Seller or Purchaser or their respective officers or directors. In the event of termination of this Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; (ii) any uncured material misrepresentations or breach of warranty in any material respect by a party herein; or (iii) the failure of any condition set forth in Article X hereof which has failed because a party did not exercise good faith and best efforts towards the fulfillment of such condition, then the other party shall be entitled to all its legal and equitable remedies.

         11.3 Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

         11.4 Waiver. At any time prior to the date of Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XII
                                  Miscellaneous

         12.1 Record Retention. Seller agrees that, for a period of twenty-four
(24) months following the Closing, it shall not destroy, any of the books and records of the Business and in its possession covering or prepared during the twenty-four (24) month period ending on the Closing without furnishing prior notice to Purchaser and a reasonable opportunity for Purchaser, at its cost, to take custody of such books and records. Purchaser agrees that, for a period of five (5) years following the Closing, it shall not destroy any of the books and records it receives from Seller without furnishing prior notice to Seller and a reasonable opportunity for Seller, at its cost, to take custody of such books and records.

         12.2 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         12.3 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Purchaser shall pay all costs incurred by it with any due diligence (including environmental due diligence), surveys, recording of the deeds, and any filing fees imposed by any governmental or regulatory authority regarding any notices or approvals required in connection with the sale of the Purchased Assets.

         12.4 Mediation. Upon the written request of any party hereto, whether made before or after the institution of any legal proceedings, any dispute arising out of this Agreement or the Ancillary Agreements between the parties hereto shall be submitted for non-binding mediation before a mediator mutually acceptable to both parties and licensed to practice law in the State of Texas. If the parties are unable to select a mutually acceptable mediator within ten
(10) days after the written request for mediation, then each party shall name one (1) mediator, and the two (2) mediators so named shall select a mutually agreeable third mediator, who shall conduct the mediation. The mediation shall be held no later than twenty (20) days after the mediator has been selected to conduct the mediation. Each party shall pay one-half of the fees and other costs charged by the mediator conducting the mediation. The mediation shall be held in Houston, Texas.

         12.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

         (a) if to Seller:

             Ramba, Inc.
             Two Greenspoint Plaza
             16825 Northchase Drive
             Suite 1500
             Houston, Texas 77060
             Attn: Anthony D. Caridi
             with a copy to:

             Anne Burke, Esq.
             Sheinfeld Maley & Kay, P.C.
             1001 Fannin, Suite 3700
             Houston, Texas 77002

         (b) if to Purchaser:

             Ambar Drilling Fluids LP, LLLP
             4510 Lamesa Highway
             Snyder, Texas 79549
             Attn: Cloyce A. Talbott
                   Chief Executive Officer

             with a copy to:

             Thomas H. Maxfield, Esq.
             Baker & Hostetler LLP
             303 East 17th Avenue, Suite 1100
             Denver, Colorado 80203-1264

         12.6 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         12.8 Survival. All agreements, indemnifications, covenants, representations and warranties set forth in this Agreement shall survive the Closing.

         12.9 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and that certain Confidentiality Agreement dated March 22, 2000, by and between Seller and PEC constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between and among the parties hereto with respect to the subject matter hereof.

         12.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever.

         12.11 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto.

         12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Texas state or federal court sitting in the City of Houston, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         12.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto leave caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                   SELLER:

                                   AMBAR, INC.


                                   By: /s/ Anthony D. Caridi
                                      -----------------------------------------
                                      Anthony D. Caridi, President


                                   PURCHASER:

                                   AMBAR DRILLING FLUIDS LP, LLLP


                                   By: /s/ Jonathan D. Nelson
                                      -----------------------------------------
                                      Jonathan D. Nelson,
                                      Senior Vice President - Finance, Secretary
                                      and Treasurer

                                   Ambar, Inc.
                             Fluid Services Division

                         List of Schedules and Exhibits

Schedules

Schedule "A"      Business Operation Locations
Schedule 1.1(a)   Machinery, Equipment, Parts and Vehicles
Schedule 1.1(b)   Automobiles, Trucks and Other Vehicles and Rolling Stock of
                  the Transportation Segment of the Business
Schedule 1.1(c)   Real Estate Leases
Schedule 1.1(d)   Leasehold Improvements
Schedule 1.1(e)   Trademarks and Telephone Numbers
Schedule 1.1(f)   Inventory
Schedule 1.1(g)   Accounts Receivable
Schedule 1.1(h)   Contracts
                  1.       Pricing Agreements
                  2.       Master Service Agreements
                  3.       Vendor/Supply Agreements
                  4.       Purchase Orders
Schedule 1.1(i)   Real Property
Schedule 1.1(j)   Personal Property Leases
Schedule 1.1(k)   Prepaid Accounts and Expenses
Schedule 1.2(e)   Excluded Assets
Schedule 1.2(h)   Ramba Telephone Numbers
Schedule 1.2(i)   Ramba Office Furniture

Schedule 2.1(a)   Accounts Payable and Accruals
Schedule 2.1(f)   Seller's Accrued Vacation Obligations

Schedule 4.3      Working Capital Calculation

Schedule 5.4      No Violations
Schedule 5.5      List of Executive Officers of Seller
Schedule 5.6      Legal Proceedings
Schedule 5.7      Encumbrances to Real Estate Leases
Schedule 5.8      Material Adverse Change
Schedule 5.9      Accounts Receivable
Schedule 5.11     Seller's Defaults
Schedule 5.13     Environmental Matters
Schedule 5.17     Taxes




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

Exhibits

Exhibit A        [Intentionally Left Blank]
Exhibit B        $500,000 Letter of Credit from Citibank, N.A.
Exhibit C        Opinion of Baker & Hostetler LLP
Exhibit D        Bill of Sale
Exhibit E        PEC Letter
Exhibit F-1      Employment Agreement of Ronald Brazzel
Exhibit F-2      Non-Competition Agreement of Ronald Brazzel
Exhibit G        Opinion of Anthony D. Caridi
Exhibit H        Non-Competition Agreement - Ambar
Exhibit I-1      Warranty Deed - Galveston, Texas
Exhibit I-2      Warranty Deed - Victoria, Texas
Exhibit J        [Intentionally Left Blank]
Exhibit K        Consent of Citibank, N.A.
Exhibit L        Subordinated Debtholders Consent
Exhibit M        Guaranty Agreement
Exhibit N        Settlement Statement



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